CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
First Charter Corporation

We consent to the incorporation by reference in the Registration Statement of First Charter Corporation (the "Corporation") on Form S-3 (No. 33-52004), the Registration Statement of the Corporation on Form S-8 (No. 33-60949), the Registration Statement of the Corporation on Form S-4 (No. 33-63157) as amended by the Corporation's Post-Effective Amendment No.1 thereto on Form S-8 and the Registration Statement of the Corporation on Form S-8 (No. 333-00321), of our report dated January 19, 1996, relating to the consolidated balance sheets of First Charter Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report to Shareholders and is incorporated by reference in the Form 10-K of First Charter Corporation.

First Charter adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993 and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," on January 1, 1993.


                                   KPMG Peat Marwick LLP


Charlotte, North Carolina
March 27, 1996